Exhibit 99.01

Keynote Announces $10 Million Stock Repurchase Program

SAN MATEO, Calif.--(BUSINESS WIRE)--April 30, 2013--Keynote (NASDAQ: KEYN), the global leader in mobile and web cloud testing & monitoring, announced that its board of directors has authorized the repurchase of up to $10 million of Keynote’s common stock from time to time. The duration of the repurchase program is twelve months.

Umang Gupta, Chairman and CEO of Keynote, said: “Keynote has a long history of returning capital to shareholders. Today, we are augmenting our existing dividend program with a stock repurchase program. Our confidence in our long term business prospects, our strong balance sheet and cash flows enable us to increase our return to shareholders while maintaining the flexibility to invest in our future.”

Taken together since their inception through March 31, 2013, Keynote's dividend and stock buyback programs have returned over $200 million to shareholders, which include over $190 million from a repurchase program executed between 2001 and 2008 and approximately $13 million in cash dividends since commencement of the dividend program in 2010.

The repurchase program will be funded using Keynote’s working capital. At March 31, 2013, Keynote had $57.9 million in cash, cash equivalents, and short-term investments. The total shares outstanding at March 31, 2013 were 18.4 million.

The timing and amount of any repurchases of common stock will be determined by Keynote management based on its evaluation of market conditions, regulatory considerations and other factors. The program does not obligate the company to purchase any particular amount of common stock, and purchases may be commenced or suspended at any time without prior notice.

Conference Call

Keynote will host a conference call and simultaneous Webcast at 2:00 pm (PT) today, April 30, 2013. To access the call in the U.S., please dial (800) 471-6718, and international callers should dial (630) 691-2735. Callers may provide the following confirmation number 34598660 and are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining the call. The webcast can be accessed at www.keynote.com and is available for replay for 90 days. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial (888) 843-7419, and for international callers dial (630) 652-3042 and enter access code 34598660#.

Forward-Looking Statements

This press release contains forward-looking statements that are not purely historical regarding the company or management’s intentions, hopes, beliefs, expectations and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company’s current expectations.

Forward-looking statements in this release include, but are not limited to, future prospects. It is important to note that actual outcomes and Keynote’s actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as risks related to Keynote’s ability to successfully market and sell its services to new or existing customers, especially mobile enterprise customers; the uncertain impact global economic conditions, particularly in Europe, will have on Keynote’s business or the businesses of current or potential customers; the timing of achieving customer acceptance for certain of Keynote’s products, which affects the timing of revenue recognition; Keynote’s ability to develop and introduce new services in a timely manner and customer acceptance of new services; the extent to which demand for Keynote’s various services fluctuates; the extent to which existing customers renew their subscriptions and purchase additional services, particularly enterprise customers; Keynote’s ability to attract and retain new customers; Keynote’s ability to operate its international operations and manage related costs successfully; the impact of changes in foreign exchange rates, which can be significant; Keynote’s ability to retain key employees; pricing pressure with respect to Keynote’s services; unforeseen expenses; competition in Keynote’s markets; costs associated with any future acquisitions; the effect of acquisitions by competitors in Keynote’s target markets; and Keynote’s ability to keep pace with changes in the mobile and Internet infrastructure as well as other technological changes. Readers should also refer to the risks outlined in Keynote’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended September 30, 2012, and its quarterly reports on Form 10-Q and any current reports on Form 8-K filed during the fiscal year.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information available to Keynote as of the date of this press release, and Keynote assumes no obligation to update any such forward-looking statements or reasons why results might differ.

About Keynote

Keynote® (NASDAQ:KEYN) is the global leader in Internet and mobile cloud testing & monitoring. Keynote maintains the world’s largest on-demand performance monitoring and testing infrastructure for Web and mobile sites comprised of over 7,000 measurement computers and mobile devices in over 275 locations around the world that enable companies to continuously improve the online and mobile experience. Known as ‘The Mobile and Internet Performance Authority™,’ Keynote offers three market-leading product platforms:

Keynote Perspective® provides on-demand performance monitoring for enterprise Web and mobile sites including online portals, e-commerce sites and B2B sites. Over 2,000 customers rely on Keynote Perspective services to know precisely how their websites, content, and applications perform on actual browsers, networks, and mobile devices.

Keynote DeviceAnywhere® is an enterprise-class, cloud-based, mobile application lifecycle management (ALM) testing & quality assurance platform. It is used by over 1,000 mobile developers and enterprises to deliver mobile applications, content and services faster while reducing downtime and testing costs.

Keynote SIGOS® offers active end-to-end Quality of Service (QoS) testing and monitoring solutions for mobile, fixed and VoIP communications. Its SITE and Global Roamer products are used by over 200 network operators, content providers, carriers and regulators in over 100 countries worldwide.

Keynote's 4,000 customers represent top Internet and mobile companies and include American Express, AT&T, Disney, eBay, E*TRADE, Expedia, Google, Microsoft, SonyEricsson, T-Mobile and Vodafone. Keynote Systems, Inc. is headquartered in San Mateo, California and can be reached at http://www.keynote.com/ or by phone in the U.S. at 1-800-KEYNOTE.

The trademarks or registered trademarks of Keynote Systems, Inc. in the United States and other countries include Keynote®, DataPulse®, Keynote Customer Experience Rankings®, Perspective®, Keynote Red Alert®, Keynote WebEffective®, The Internet Performance Authority®, MyKeynote®, SIGOS®, SITE®, keynote® The Mobile & Internet Performance Authority™, Keynote FlexUse®, Keynote DeviceAnywhere®, Keynote DeviceAnywhere Test Center®, Keynote DemoAnywhere® and Keynote MonitorAnywhere® All related trademarks, trade names, logos, characters, design and trade dress are trademarks or registered trademarks of Keynote Systems, Inc. in the United States and other countries and may not be used without written permission. All other trademarks are the property of their respective owners.

CONTACT:
Investor Relations
LHA
Kirsten Chapman or Becky Herrick, 415-433-3777
KEYNLHA@lhai.com
or
Media
Keynote
Dan Berkowitz, 650-403-3305
dberkowitz@keynote.com